UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

FEDERAL HOME LOAN MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Freddie Mac

Federally chartered corporation	000-53330	52-0904874

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8200 Jones Branch Drive McLean, Virginia	22102

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 903-2000

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On September 11, 2008, Freddie Mac (formally known as the Federal Home Loan Mortgage Corporation) filed a current report on Form 8-K with the Securities and Exchange Commission regarding the execution of a Senior Preferred Stock Purchase Agreement dated as of September 7, 2008, between the United States Department of the Treasury (“Treasury”) and Freddie Mac, acting through the Federal Housing Finance Agency as its duly appointed conservator (the “Purchase Agreement”).

On September 26, 2008, Treasury and Freddie Mac amended and restated the Purchase Agreement (as so amended and restated, the “Amended and Restated Purchase Agreement”). A copy of the Amended and Restated Purchase Agreement is attached as Exhibit 10.1 to this report.

The principal amendment effected by the Amended and Restated Purchase Agreement is as follows:

Section 6.1 of the Purchase Agreement provided in part that, in the event Freddie Mac is in default on payments with respect to its debt securities or mortgage guarantee obligations, any holder of such securities or any beneficiary of such guarantee obligations has the right to seek judicial relief requiring Treasury to fund its commitment. Section 6.1 has been revised to provide that, if Treasury fails to perform its obligations in respect of any draw on the commitment, and if Freddie Mac and/or the conservator shall not be diligently pursuing remedies in respect of such failure, then such holder or beneficiary may file a claim in the United States Court of Federal Claims for relief requiring Treasury to pay Freddie Mac the amount of the requested draw in the form of liquidated damages. The payment of such damages shall be treated for all purposes as a draw and funding of the commitment.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Freddie Mac’s Executive Vice President, Chief Business Officer

On September 26, 2008, in connection with certain management and organizational changes, Freddie Mac announced that the position held by Executive Vice President, Chief Business Officer Patricia L. Cook would be eliminated effective immediately and that she would be leaving the company. The date of Ms. Cook’s departure has not yet been determined.

Retention Plan

On September 23, 2008, Freddie Mac filed a current report on Form 8-K with the Securities and Exchange Commission regarding its executive officer retention plan. The table below provides the cash retention award amounts under the executive officer retention plan that each executive officer listed therein is eligible to receive under the plan.

Name and Title	Payment Dates				Total

	12/08*	8/09*	12/09*	3/10**

Michael Perlman Executive Vice President, Operations and Technology	$300,000	$300,000	$375,000	$525,000	$1,500,000

David B. Kellermann Interim Chief Financial Officer	$170,000	$170,000	$212,500	$297,500	$850,000

Michael C. May Senior Vice President, Multifamily Sourcing	$140,000	$140,000	$175,000	$245,000	$700,000

*	Service-based payment.

**	Performance-based payment.

The cash retention awards for Freddie Mac’s executive officers under the plan (except for an additional cash retention award for one executive officer who is not a named executive officer, as described below) will be payable in four installments, three of which will be paid if that executive officer remains employed by Freddie Mac on the payment date (each, a “service-based payment”) and one of which will be payable only if that executive officer continues to be employed by Freddie Mac and certain performance goal(s) approved by the conservator (a “performance-based payment”) are achieved. The aggregate cash retention award will be payable as follows: service-based payments of 20% in December 2008, 20% in August 2009, and 25% in December 2009, and the performance-based payment of 35% in March 2010. In addition, if an executive officer under the plan dies or becomes disabled or is terminated by Freddie Mac and is eligible for severance, any unpaid portion of his or her total retention award will be paid to the executive officer or his or her heirs as soon as administratively possible. The additional cash retention award for one executive officer (who is not a named executive officer) will be payable on an accelerated schedule as follows: service-based payments of 50% in December 2008 and 50% in August 2009.

Item 8.01.  Other Events

On September 26, 2008, Freddie Mac issued a press release announcing management and organizational changes, including Ms. Cook’s impending departure, a copy of which is furnished as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

  (d)  Exhibits

The following exhibits are being filed as part of this Report on Form 8-K:

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008, between the United States Department of the Treasury and Federal Home Loan Mortgage Corporation, acting through the Federal Housing Finance Agency as its duly appointed conservator

99.1	Press release dated September 26, 2008, issued by Freddie Mac

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL HOME LOAN MORTGAGE CORPORATION

By:	/s/ David B. Kellermann

David B. Kellermann
Interim Chief Financial Officer

Date: September 30, 2008

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Senior Preferred Stock Purchase Agreement dated as of September 26, 2008, between the United States Department of the Treasury and Federal Home Loan Mortgage Corporation, acting through the Federal Housing Finance Agency as its duly appointed conservator

99.1	Press release dated September 26, 2008, issued by Freddie Mac